Exhibit 1

Announcement	9 June 2011

WPP GROUP plc (“WPP”)

WPP announces that on 9 June 2011 it acquired 300,000 of its own ordinary shares of 10p each for cancellation. The shares were acquired at a price of 735.3423p per share.